As filed with the Securities and Exchange Commission on September 21, 2018

Registration No. 333-69145-99
Registration No. 333-86530

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 3

TO

FORM S-8

REGISTRATION STATEMENT NO. 333-69145-99

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT NO. 333-86530

UNDER THE SECURITIES ACT OF 1933

NEWMONT MINING CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	84-1611629
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

6363 South Fiddler’s Green Circle Greenwood Village, Colorado	80111
(Address of Principal Executive Offices)	(Zip Code)

RETIREMENT SAVINGS PLAN OF NEWMONT

RETIREMENT SAVINGS PLAN FOR HOURLY-RATED EMPLOYEES OF NEWMONT

(Full title of the plan)

Stephen P. Gottesfeld

Executive Vice President and General Counsel

Newmont Mining Corporation

6363 South Fiddlers Green Circle

Greenwood Village, Colorado 80111

(Name and address of agent for service)

(303) 863-7414

(Telephone number, including area code, of agent for service)

Copy to:

Laura M. Sizemore

David M. Johansen

White & Case LLP

1221 Avenue of the Americas

New York, New York 10020

Tel: (212) 819-8200

Fax: (212) 354-8113

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.

☐

DEREGISTRATION OF SECURITIES

Newmont Mining Corporation (the “Corporation”) registered, pursuant to a Registration Statement on Form S-8 (Registration Number 333-69145) (the “1998 Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”), which became effective December 17, 1998, up to and including 2,000,000 shares of common stock, $1.60 par value per share (the “Original Shares”), of the Corporation, in connection with the offering of a Corporation stock fund investment option and an indeterminate amount of interests to be offered or sold from time to time under the Retirement Savings Plan of Newmont and the Retirement Savings Plan for Hourly-Rated Employees of Newmont (f/k/a Newmont Mining Corporation Retirement Savings Plan (Non-Union) and Newmont Mining Corporation Retirement Savings Plan for Hourly-Rated Employees) (together, the “Plans”). The Corporation registered, pursuant to a Registration Statement on Form S-8 (Registration Number 333-86530) (the “2002 Registration Statement” and, together with the 1998 Registration Statement, the “Registration Statements”) filed with the Commission, which became effective April 18, 2002, up to and including an additional 3,000,000 shares of common stock, $1.60 par value per share (the “Additional Shares” and together with the Original Shares, the “Shares”) to be offered or sold from time to time under the Plans.  Effective as of August 15, 2018, the Corporation stock fund was closed to new contributions and transfers under the Plans, and as of August 15, 2018, all units held in the Corporation stock fund were liquidated and transferred to alternative investment funds under the Plans. Accordingly, the Corporation is filing this post-effective amendment (the “Amendment”) to the Registration Statements pursuant to the undertakings contained in the Registration Statements to remove from registration any and all remaining Shares and the indeterminate amount of plan interests registered under the Registration Statements which have not been issued and/or sold under the Plans as of the date specified below.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused the Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Greenwood Village, State of Colorado, on September 21, 2018.

NEWMONT MINING CORPORATION

By:	/s/ Stephen P. Gottesfeld
Name: Stephen P. Gottesfeld
Title: Executive Vice President
and General Counsel

No other person is required to sign the Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned (or other persons who administer the Plan) has duly caused the Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Greenwood Village, State of Colorado, on September 21, 2018.

Retirement Savings Plan of Newmont

By:	/s/ John W. Kitlen
John W. Kitlen, Vice President, Controller and Chief Accounting Officer

Retirement Savings Plan for Hourly-Rated Employees of Newmont

By:	/s/ John W. Kitlen
John W. Kitlen, Vice President, Controller and Chief Accounting Officer

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